Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES
APPOINTMENT OF A NEW BOARD MEMBER

BEDMINSTER, N.J. – JANUARY 25, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Steven A. Kass to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective January 25, 2018. Mr. Kass is the retired Chief Executive Officer of Rothstein Kass and former senior partner of KPMG, the firm that acquired Rothstein Kass in 2016.

As CEO of Rothstein Kass, Mr. Kass developed and implemented corporate strategy, championed organizational culture, core values, business purpose, guiding principles, diversity and women’s initiatives. His firm was once named to Fortune magazine’s 100 Best Companies to Work for in the United States. Kass was responsible for the oversight of the firm’s financial performance and risk management, including crisis response and corporate governance. He negotiated the sale of Rothstein Kass firm assets to KPMG and as senior partner at KPMG, he facilitated the subsequent integration and assimilation of the two firms.

“The new year is the perfect time for Steven to join our Board of Directors,” stated Doug Kennedy, President and Chief Executive Officer at Peapack-Gladstone Bank. “His board leadership experience is exceptional and his insight into financial performance, risk and corporate governance directly supports our strategy.”

A resident of New York and graduate of Syracuse University, with a Bachelor of Science in Accounting, he served as Co-Chairman of the Board at Rothstein Kass from 2005 - 2014, and was a member of the Executive Committee from 1995 - 2014, serving as Chair from 2005 - 2014. Mr. Kass is a member of the National Association of Corporate Directors, the American College of Corporate Directors, the Association of Audit Committee Members, the KPMG Audit Committee Institute and the Private Directors Association. He is also a former board member of Sun Bancorp and AGN International, an international affiliation of accounting firms. He is a member of both the Whitman School of Management and the Lubin School of Accounting Advisory Boards for Syracuse University.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.18 billion as of September 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to individuals, businesses and non-profits, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

###

Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921